CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in the Registration Statement of Transfer Technology International Corp. on Form S-8 relating to the registration of 4,000,000 common shares to be issued to certain employees and consultants pursuant to the 2009 Stock Option Plan of our Auditors' Report, dated April 10, 2008, on the consolidated balance sheet of Transfer Technology International Corp. as of December 31, 2007, and the related consolidated statements of operations,  stockholders' deficit, and cash flows for the year ended December 31, 2007.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.
Marlton, New Jersey
March 17, 2009